CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00223

Artist:	Yayoi Kusama	(the "**Work**")
Title:	Pumpkin	
Medium:	Acrylic on canvas	
Size:	20.86 x 17.9 in. (53 x 45.5 cm.)	
Date:	1990	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 22nd day of February, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is, without prejudice to the Creditor's rights under, and subject to the terms and conditions of, the Fiduciary Security Agreement subject to the terms and conditions thereof, as noted in Section 3.1.4 below, the sole legal and beneficial owner of the work of art described above (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is One Million Eight Hundred Thousand U.S. Dollars (USD $1,800,000) (the "***Purchase Price***"). For the purposes of this Purchase Agreement, the "**Closing Date**" shall mean the date upon which Agent's or Buyer's payment of the full Purchase Price is received by the Seller and the Creditor and the "**Closing**" shall mean the time such payment is received by the Seller and title to the Work is vested in Buyer. The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Eighty Thousand U.S. Dollars (USD $180,000) (the "***First Installment***") shall be paid within five (5) business days of the Effective Date, and (ii) the remaining One Million Six Hundred Twenty Thousand U.S. Dollars (USD $1,620,000) (the "***Final Installment***") shall be paid no later than ninety (90) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, or as otherwise mutually agreed to by the parties and the Creditor in writing, which shall be verbally confirmed by a designated representative on behalf of Buyer, designated representative on behalf of Seller, and a designated representative of Creditor (if applicable) prior to payment to Seller.

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter

into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Without prejudice to the Creditor's rights under, and subject to the terms and conditions of, the Fiduciary Security Agreement, Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. Other than the financial interest in the Work as secured (transfer of property by way of security) by a Swiss law "*Fiduciary Security Agreement*" dated 15 July 2021 (the "***Fiduciary Security Agreement***") in favor of [***] (the "***Creditor***") and detailed in the Creditor Letter attached hereto as Exhibit D, the Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 8.1 below) and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of Closing or its delivery at the Delivery Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of Seller's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirms that Seller (as the sole Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a "***Certificate***") exists with respect to the Work, Seller has physical possession of such Certificate and will furnish evidence of such Certificate to Agent prior to any payment.

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged material breach by Seller of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location (as defined in 5.1 below) on February 8th, 2023. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work in fine art storage at [***] (the "***Storage Location***") under an account maintained by Seller and/or Creditor. Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) Buyer's acceptance of the Work at the Delivery Location. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

7. TITLE. On the Closing Date and upon release of Creditor's lien (which will have the effect to transfer back the property of the Work to the Seller), Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

8. <u>DELIVERY AND EXPENSES</u>.

8.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall pay all costs related to and be responsible for arranging the crating, packing, shipping and insuring the Work from its current location to the Seller shall be responsible for arranging the crating, packing, shipping and insuring the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date.

9. <u>THIRD-PARTY COMMISSIONS</u>. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

10. <u>TERMINATION</u>.

10.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

10.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement without regard to whether any funds were paid directly to Seller or to Creditor, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

10.3 For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. <u>MISCELLANEOUS</u>. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS: OWNER

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

CREDITOR:

[***]

BY:
ITS: CREDITOR

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Yayoi Kusama	(the "Work")
Title:	Pumpkin	
Medium:	Acrylic on canvas	
Size:	20.86 x 17.9 in. (53 x 45.5 cm.)	
Date:	1990	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $1,800,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00223 by and between Seller and Masterworks Gallery, LLC dated February 22 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS: OWNER:

EXHIBIT D

CREDITOR LETTER

MASTERWORKS 225 Liberty Street 29th Floor, New York, NY 10281
https://www.masterworks.com

22 February 2023

VIA EMAIL
Attn: [***]

Dear Karim,

Masterworks Gallery, LLC on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (collectively "***Masterworks***" or "***we***") has entered into a Purchase Agreement with [***] (the "***Owner***") of even date herewith to acquire from the Owner a painting by Yayoi Kusama entitled "*Pumpkin*", Acrylic on Canvas, 1990 (the "***Painting***") pursuant to the sale terms set forth in Exhibit A (the "***Purchase Agreement***"). As noted in the Purchase Agreement, we understand that [***] (collectively, "***Creditor***" or "***you***") is a creditor of the Owner and holds a security interest, lien and or encumbrance burdening the Painting (the "***Creditor Liens***") as evidenced by a Swiss law "*Fiduciary Security Agreement*" dated 15 July 2021 (the "***Security Agreement***"). For the avoidance of doubt, the term "Creditor Liens" as used herein refers only to all liens and encumbrances burdening the Painting in favor of Creditor, but does not in any way relate to other liens or encumbrances that Creditor may have burdening any other collateral of the Owner. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

The parties to the Purchase Agreement intend that any and all installments of the Purchase Price will be paid to accounts of Creditor for the benefit of Owner (without prejudice to the right of setoff of the Creditor) as reflected in the Invoice attached to the Purchase Agreement in an amount sufficient to obtain a full release of any and all Creditor Liens. By your signature below, you acknowledge that when payment of the full Purchase Price made by Masterworks in accordance with the terms and conditions of the Purchase Agreement, including the Invoice attached thereto, is received by the Creditor, the Creditor Liens burdening the Painting will be immediately fully and unconditionally released and, on or promptly following the Closing Date, Creditor shall make whatever filings are necessary and appropriate to amend or withdraw any financing statements to reflect such release.

Until the Creditor Liens in the Painting are terminated, we acknowledge that, subject to the terms and conditions hereof, Masterworks hereby subordinates to Creditor's Creditor Liens in the Painting any rights in or to the Painting Masterworks may have, including, without limitation, any security interests or liens provided by applicable law to which Masterworks may otherwise be entitled, other than any security interest or lien Masterworks may have for any accrued and unpaid fees charged by Masterworks to Owner. Until the Creditor Liens in the Painting are terminated, Masterworks further acknowledges that it has not acquired any rights in the Painting sufficient to transfer an interest or grant a security interest in or to the Painting. Masterworks further acknowledges that, according to the terms of the Security Agreement, Creditor has the right to inspect the Painting and, upon the occurrence and continuance of an event of default, the right to remove and take possession of the Painting. We agree to permit you access to the Painting at your request at reasonable times for these purposes without first receiving the consent or permission of Owner.

We understand and acknowledge that any amendment to the payment terms or Purchase Price of the Purchase Agreement, including the Invoice, effected without the prior written consent and approval of Creditor will invalidate this letter. In addition, we understand that within three (3) Geneva business days of the Closing Date, Creditor will deliver to us written evidence that any and all Creditor Liens have been released. Such evidence may be sent via email to the undersigned.

This letter agreement, and the underlying art purchase transaction, shall be governed by the federal and state laws of the State of New York.

Sincerely,
MASTERWORKS GALLERY, LLC

____
Josh Goldstein
General Counsel
jgoldstein@masterworks.com

ACKNOWLEDGED AND AGREED:

CREDITOR: [***]

By: ____________________________
Name: [***]
Title: [***]

OWNER: [***]

____

[Signature Page to Creditor Letter]

EXHIBIT A

SALE TERMS